Rimini Street Announces Fiscal Fourth Quarter and Annual 2018 Financial Results	page 1

Exhibit 99.1

FOR IMMEDIATE RELEASE

Rimini Street Announces Fiscal Fourth Quarter and
Annual 2018 Financial Results

Quarterly revenue of $67.7 million, up 17% year over year
Fiscal year revenue of $252.8 million, up 19% year over year
Fiscal year gross margin of 62.0%, up from 61.0% in 2017
Fiscal year operating income of $25.4 million, up 15% year over year
1,802 active clients at fiscal year-end, up 15% year over year
Signed largest client contract in Company history, approximately $26 million over 3 years

LAS VEGAS, March 14, 2019 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of enterprise software products and services, the leading third-party support provider for Oracle and SAP software products and a Salesforce partner, today announced results for both the fourth quarter and fiscal year ended December 31, 2018.

"We ended fiscal 2018 on a high note by signing the largest client contract in Company history and achieved record revenue and billings for the fourth quarter and fiscal year," stated Seth A. Ravin, Rimini Street co-founder, CEO and Chairman of the Board. "Additionally, we improved our balance sheet and made significant investments in new products and services, support capabilities, geographic expansion and sales and marketing infrastructure. We continue to see growing global demand for our enterprise software support products and services, and plan to continue making significant investments in 2019 to support growth."

"Revenue in the fourth quarter and full fiscal year 2018 exceeded the high end of our guidance range and gross margin increased while managing sales and marketing spend within our guidance range," stated Tom Sabol, Rimini Street CFO. "In addition, we reduced our total debt obligations by $133 million to less than $3 million, reduced expected financing related costs by approximately $95 million through 2021, and eliminated all debt-related operating covenants from our prior credit facility with the closing of our Series A preferred stock transaction in July 2018 and ended the year with increased cash. In addition to our focus on revenue growth and gross margin expansion, we remain committed to the long-term goals of improving free cash flow and eventually achieving GAAP profitability."

Fourth Quarter 2018 Financial Highlights

•	Revenue was $67.7 million for the 2018 fourth quarter, an increase of 17% compared to $57.9 million for the same period last year.

•	Annualized Subscription Revenue was approximately $269 million for the 2018 fourth quarter, an increase of 16% compared to $232 million for the same period last year.

•	Active Clients as of December 31, 2018 were 1,802, an increase of 15% compared to 1,566 Active Clients as of December 31, 2017.

•	Gross margin was 64.4% for the 2018 fourth quarter compared to 57.0% for the same period last year.

•	Operating income was $3.6 million for the 2018 fourth quarter compared to $4.3 million for the same period last year.

•	Non-GAAP Operating Income was $10.0 million for the 2018 fourth quarter compared to $5.6 million for the same period last year.

•	Net income was $2.3 million for the 2018 fourth quarter compared to a net loss of $3.9 million for the same period last year.

•	Basic and diluted net loss per share attributable to common stockholders was $0.06 per share for the 2018 fourth quarter compared to a net loss of $0.07 per share for the same period last year.

•	Non-GAAP Net Income was $8.7 million for the 2018 fourth quarter compared to Non-GAAP Net Loss of $8.5 million for the same period last year.

•	Adjusted EBITDA for the 2018 fourth quarter was $9.9 million compared to $6.0 million for the same period last year.

Rimini Street Announces Fiscal Fourth Quarter and Annual 2018 Financial Results	page 2

Full Year 2018 Financial Highlights

•	Revenue was $252.8 million for 2018, an increase of 19% compared to $212.6 million for 2017.

•	Revenue Retention Rate was 91% for the year ended December 31, 2018.

•	Gross margin increased to 62.0% for 2018 compared to 61.0% for 2017.

•	Operating income was $25.4 million for 2018 compared to $22.0 million for 2017.

•	Non-GAAP Operating Income was $31.0 million for 2018 compared to $29.8 million for 2017.

•	Net loss was $68.0 million for 2018 compared to a net loss of $53.3 million for 2017.

•	Basic and diluted net loss per share attributable to common stockholders was $1.28 per share for 2018 compared to a net loss of $1.65 for 2017.

•	Non-GAAP Net Loss was $8.7 million for 2018 compared to $32.9 million for 2017.

•	Adjusted EBITDA was $31.3 million for 2018 compared to $32.1 million for the 2017.

Reconciliations of the non-GAAP financial measures provided in this press release to their most directly comparable GAAP financial measures are provided in the financial tables included at the end of this press release. An explanation of these measures and how they are calculated is also included under the heading “About Non-GAAP Financial Measures and Certain Key Metrics.”

2018 Company Highlights

•	Signed the largest client contract in Company history for approximately $26 million over three years.

•
Expanded operations and investment in the Asia-Pacific region, launching Rimini Street New Zealand Limited, and opening a new office in Auckland to address the growing demand for the Company's services.

•
Hired several new senior executives, including Anthony DeShazor, senior vice president and chief client officer, Mark Armstrong, group vice president and general manager, EMEA Theatre and Tim DeLisle, group vice president and general manager, North America Theatre.

•	Announced the extension of our award-winning support model and global capabilities to SaaS products with the launch of services for Salesforce Sales Cloud and Service Cloud products.

•
Launched and sold Rimini Street Mobility and Rimini Street Analytics solutions that cost-effectively modernize ERP systems with the latest features and capabilities without requiring expensive upgrades of the ERP software.

•	Added to the US Russell 2000® Index.

•
Closed a record number of support cases - nearly 30,000 across 55 countries and delivered nearly 50,000 tax, legal and regulatory updates while achieving an average client satisfaction rating on the Company’s support delivery of 4.8 out of 5.0 (where 5.0 is rated excellent).

•	Saved clients approximately $3 billion in total maintenance costs since the Company's inception.

•	Achieved a flawless ISO 9001 audit for the seventh consecutive year, and a flawless ISO 27001 audit for the fifth consecutive year for the Company's information security management framework.

•	Honored with 33 company awards, including 21 awards for delivering outstanding customer service, and a Stevie American Business Award for Company of the Year.

•	Recognized as a Bay Area "Top Workplace" by the Bay Area News Group for the fifth time.

•
Presented at 51 CIO and IT and procurement leader events worldwide, including Gartner's IT Symposiums in Orlando, Florida, Brazil, Japan, Australia and Spain, IDC's CIO Summit in South Korea, Gartner CIO & IT Executive Summit in Canada, and IDG's IT Roadmap Conference in Washington D.C.

•	Partnered with 56 charities around the world through the Rimini Street Foundation, providing financial contributions, in-kind donations and more than 1,200 employee volunteer hours.

Subsequent Events
On March 4, 2019, the U.S. Supreme Court issued a unanimous decision, ruling that Oracle must return $12.8 million in non-taxable expenses (plus interest) that Rimini Street paid to Oracle in 2016. This refund is in addition to the $21.5 million that Oracle previously returned to Rimini Street on March 31, 2018, following a decision and order by the U.S. Ninth Circuit Court of Appeals. In addition, Rimini Street is still seeking the return of an additional $28.5 million paid to Oracle, among other requested relief, from the U.S. Ninth Circuit Court of Appeals.

On March 7, 2019, the Company closed a follow-on Series A preferred stock financing with a face value of $6.5 million. The Company will continue to evaluate potential new financings from time to time, including additional issuances of up to $3.5 million of its Series A preferred stock.

Rimini Street Announces Fiscal Fourth Quarter and Annual 2018 Financial Results	page 3

2019 Revenue Guidance
The Company is currently providing first quarter 2019 revenue guidance to be in the range of approximately $64.5 million to $66.0 million and for full year 2019 revenue guidance to be in the range of approximately $265 million to $280 million.

Webcast and Conference Call Information
Rimini Street will host a conference call and webcast to discuss the fourth quarter and full year 2018 results at 5:00 p.m. Eastern / 2:00 p.m. Pacific time on March 14, 2019. A live webcast of the event will be available on Rimini Street’s Investor Relations site at https://investors.riministreet.com/events-and-presentations/upcoming-and-past-events. Dial in participants can access the conference call by dialing (855) 213-3942 in the U.S. and Canada and enter the code 9980865. A replay of the webcast will be available for at least 90 days following the event.

Company’s Use of Non-GAAP Financial Measures
This press release contains certain “non-GAAP financial measures.” Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with disclosures required by U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release. Presented under the heading “About Non-GAAP Financial Measures and Certain Key Metrics” is a description and explanation of our non-GAAP financial measures.

About Rimini Street, Inc.
Rimini Street, Inc. (Nasdaq: RMNI) is a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products. The Company has redefined enterprise software support services since 2005 with an innovative, award-winning program that enables licensees of IBM, Microsoft, Oracle, Salesforce, SAP and other enterprise software vendors to save up to 90 percent on total maintenance costs. Clients can remain on their current software release without any required upgrades for a minimum of 15 years. Over 1,800 global Fortune 500, midmarket, public sector and other organizations from a broad range of industries currently rely on Rimini Street as their trusted, third-party support provider. To learn more, please visit http://www.riministreet.com/, follow @riministreet on Twitter and find Rimini Street on Facebook and LinkedIn. (IR-RMNI)

Forward-Looking Statements
Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our expectations of future events, future opportunities, global expansion and other growth initiatives and our investments in such initiatives. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which Rimini Street operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse developments in pending litigation or in the government inquiry or any new litigation; the final amount and timing of any refunds from Oracle related to our litigation; our need and ability to raise additional equity or debt financing on favorable terms and our ability to generate cash flows from operations to help fund increased investment in our growth initiatives; the sufficiency of our cash and cash equivalents to meet our liquidity requirements; the terms and impact of our outstanding 13.00% Series A Preferred Stock; changes in taxes, laws and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the success of our recently introduced products and services, including Rimini Street Mobility, Rimini Street Analytics, Rimini Street Advanced Database Security, and services for Salesforce Sales Cloud and Service Cloud products, in addition to products and services we expect to introduce in the near future; the loss of one or more members of Rimini Street’s management team; uncertainty as to the long-term value of Rimini Street’s equity securities; and those discussed under the heading “Risk Factors” in Rimini Street’s Annual Report on Form 10-K filed on March 14, 2019, and as updated from time to time by Rimini Street’s future Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings by Rimini Street with the Securities and Exchange Commission. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of

Rimini Street Announces Fiscal Fourth Quarter and Annual 2018 Financial Results	page 4

future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

# # #

© 2019 Rimini Street, Inc. All rights reserved. “Rimini Street” is a registered trademark of Rimini Street, Inc. in the United States and other countries, and Rimini Street, the Rimini Street logo, and combinations thereof, and other marks marked by TM are trademarks of Rimini Street, Inc. All other trademarks remain the property of their respective owners, and unless otherwise specified, Rimini Street claims no affiliation, endorsement, or association with any such trademark holder or other companies referenced herein.

Rimini Street Announces Fiscal Fourth Quarter and Annual 2018 Financial Results	page 5

RIMINI STREET, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

ASSETS	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$24,771	$21,950
Restricted cash	435	18,077
Accounts receivable, net of allowance of $489 and $51, respectively	80,599	63,525
Prepaid expenses and other	7,099	8,560
Total current assets	112,904	112,112

Long-term assets:
Property and equipment, net of accumulated depreciation and amortization of $8,543 and $6,947, respectively	3,634	4,255
Deferred debt issuance costs, net	—	3,520
Deferred offering costs	—	500
Deposits and other	1,438	1,065
Deferred income taxes, net	909	719
Total assets	$118,885	$122,171

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current maturities of long-term debt	$2,372	$15,500
Accounts payable	12,851	10,137
Accrued compensation, benefits and commissions	22,503	18,154
Other accrued liabilities	20,424	32,553
Deferred revenue	180,358	152,390
Total current liabilities	238,508	228,734

Long-term liabilities:
Long-term debt, net of current maturities	—	66,613
Deferred revenue	28,898	29,182
Accrued PIK dividends payable	1,056	—
Other long-term liabilities	2,011	7,943
Total liabilities	270,473	332,472

Redeemable Series A Preferred Stock:
Authorized 180 shares, issued and outstanding 141 shares in 2018. Liquidation preference of $140,846, net of discount of $26,848 in 2018	113,998	—

Stockholders’ deficit:
Preferred Stock, $0.0001 par value per share. Authorized 99,820 shares (exclusive of 180 shares of Series A Preferred Stock); no other series has been designated	—	—
Common Stock, $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding 64,193 and 59,314 shares as of December 31, 2018 and 2017, respectively	6	6
Additional paid-in capital	108,347	94,967
Accumulated other comprehensive loss	(1,567)	(867)
Accumulated deficit	(372,372)	(304,407)
Total stockholders' deficit	(265,586)	(210,301)
Total liabilities, redeemable preferred stock and stockholders' deficit	$118,885	$122,171

Rimini Street Announces Fiscal Fourth Quarter and Annual 2018 Financial Results	page 6

RIMINI STREET, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$67,707	$57,904	$252,790	$212,633
Cost of revenue	24,136	24,896	95,981	82,898
Gross profit	43,571	33,008	156,809	129,735
Operating expenses:
Sales and marketing	27,599	19,074	93,215	66,759
General and administrative	7,268	9,360	36,982	36,144
Litigation costs and related recoveries, net	5,124	249	1,258	4,860
Total operating expenses	39,991	28,683	131,455	107,763
Operating income	3,580	4,325	25,354	21,972
Non-operating expenses:
Interest expense	(299)	(9,728)	(32,530)	(43,357)
Other debt financing expenses	—	(3,657)	(58,331)	(18,361)
Loss from change in fair value of redeemable warrants	—	(2,285)	—	(16,352)
Gain from change in fair value of embedded derivatives	—	8,200	1,600	3,800
Other income (expense), net	(520)	(102)	(2,066)	320
Income (loss) before income taxes	2,761	(3,247)	(65,973)	(51,978)
Income tax expense	(419)	(676)	(1,992)	(1,319)
Net income (loss)	$2,342	$(3,923)	$(67,965)	$(53,297)

Loss attributable to common stockholders	$(3,597)	$(3,923)	$(78,606)	$(53,297)

Net loss per share of Common Stock (basic and diluted)	$(0.06)	$(0.07)	$(1.28)	$(1.65)

Weighted average number of shares of Common Stock outstanding (basic and diluted): (1)	63,817	55,021	61,384	32,229

(1)
For both the three months ended and the year ended December 31, 2017, the weighted average number of shares have been restated to give effect to the reverse recapitalization consummated on October 10, 2017.

Rimini Street Announces Fiscal Fourth Quarter and Annual 2018 Financial Results	page 7

RIMINI STREET, INC.
GAAP to Non-GAAP Reconciliations
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Non-GAAP operating income reconciliation:
Operating income	$3,580	$4,325	$25,354	$21,972
Non-GAAP adjustments:
Litigation costs, net of related recoveries	5,124	249	1,258	4,860
Stock-based compensation expense	1,251	1,047	4,394	2,963
Non-GAAP operating income	$9,955	$5,621	$31,006	$29,795

Non-GAAP net income (loss) reconciliation:
Net income (loss)	$2,342	$(3,923)	$(67,965)	$(53,297)
Non-GAAP adjustments:
Litigation costs, net of related recoveries	5,124	249	1,258	4,860
Post-judgment interest in litigation awards	—	—	(199)	—
Write-off of deferred debt financing costs	—	—	704	—
Extinguishment charges upon payoff of Credit Facility:
Write-off of debt discount and issuance costs	—	—	47,367	—
Make-whole applicable premium	—	—	7,307	—
Stock-based compensation expense	1,251	1,047	4,394	2,963
Loss from change in fair value of redeemable warrants	—	2,285	—	16,352
Gain from change in fair value of embedded derivatives	—	(8,200)	(1,600)	(3,800)
Non-GAAP net income (loss)	$8,717	$(8,542)	$(8,734)	$(32,922)

Non-GAAP Adjusted EBITDA reconciliation:
Net income (loss)	$2,342	$(3,923)	$(67,965)	$(53,297)
Non-GAAP adjustments:
Interest expense	299	9,728	32,530	43,357
Income tax expense	419	676	1,992	1,319
Depreciation and amortization expense	439	496	1,838	1,973
EBITDA	3,499	6,977	(31,605)	(6,648)
Non-GAAP adjustments:
Litigation costs, net of related recoveries	5,124	249	1,258	4,860
Post-judgment interest in litigation awards	—	—	(199)	—
Stock-based compensation expense	1,251	1,047	4,394	2,963
Loss from change in fair value of redeemable warrants	—	2,285	—	16,352
Gain from change in fair value of embedded derivatives	—	(8,200)	(1,600)	(3,800)
Write-off of deferred debt financing costs	—	—	704	—
Other debt financing expenses	—	3,657	58,331	18,361
Adjusted EBITDA	$9,874	$6,015	$31,283	$32,088

Rimini Street Announces Fiscal Fourth Quarter and Annual 2018 Financial Results	page 8

About Non-GAAP Financial Measures and Certain Key Metrics
To provide investors and others with additional information regarding Rimini Street’s results, we have disclosed the following non-GAAP financial measures and certain key metrics. We have described below Active Clients, Annualized Subscription Revenue and Revenue Retention Rate, each of which is a key operational metric for our business. In addition, we have disclosed the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income (loss), EBITDA, and adjusted EBITDA. Rimini Street has provided in the tables above a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. Due to a valuation allowance for our deferred tax assets, there were no tax effects associated with any of our non-GAAP adjustments. These non-GAAP financial measures are also described below.

The primary purpose of using non-GAAP measures is to provide supplemental information that management believes may prove useful to investors and to enable investors to evaluate our results in the same way management does. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, management uses these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware however, that not all companies define these non-GAAP measures consistently.

Active Client is a distinct entity that purchases our services to support a specific product, including a company, an educational or government institution, or a business unit of a company. For example, we count as two separate active clients when support for two different products is being provided to the same entity. We believe that our ability to expand our active clients is an indicator of the growth of our business, the success of our sales and marketing activities, and the value that our services bring to our clients.

Annualized Subscription Revenue is the amount of subscription revenue recognized during a fiscal quarter and multiplied by four. This gives us an indication of the revenue that can be earned in the following 12-month period from our existing client base assuming no cancellations or price changes occur during that period. Subscription revenue excludes any non-recurring revenue, which has been insignificant to date.

Revenue Retention Rate is the actual subscription revenue (dollar-based) recognized over a 12-month period from customers that were clients on the day prior to the start of such 12-month period, divided by our Annualized Subscription Revenue as of the day prior to the start of the 12-month period.

Non-GAAP Operating Income is operating income adjusted to exclude: litigation costs, net of related recoveries and stock-based compensation expense. The exclusions are discussed in further detail below.

Non-GAAP Net Income (Loss) is net income (loss) adjusted to exclude: litigation costs, net of recoveries, post-judgment interest on litigation appeal awards, stock-based compensation expense, write-off of deferred debt financing costs, extinguishment charges upon payoff of credit facility, and gains or losses on changes in fair value of embedded derivatives and redeemable warrants. These exclusions are discussed in further detail below.

Specifically, management is excluding the following items from its non-GAAP financial measures, as applicable, for the periods presented:

Litigation Costs, Net of Related Recoveries: Litigation costs and the associated insurance and appeal recoveries relate to outside costs of litigation activities. These costs and recoveries reflect the ongoing litigation we are involved with, and do not relate to the day-to-day operations or our core business of serving our clients.

Stock-Based Compensation Expense: Our compensation strategy includes the use of stock-based compensation to attract and retain employees. This strategy is principally aimed at aligning the employee interests with those of our stockholders and to achieve long-term employee retention, rather than to motivate or reward operational performance for any particular period. As a result, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period.

Rimini Street Announces Fiscal Fourth Quarter and Annual 2018 Financial Results	page 9

Post-judgment Interest on Litigation Appeal Award: Post-judgment interest resulted from our appeal of ongoing litigation and does not relate to the day-to-day operations or our core business of serving our clients.

Write-off of Deferred Debt Financing Costs: The write-off of deferred financing costs related to certain costs that were expensed in 2018 due to an unsuccessful debt financing.

Extinguishment Charges Upon Payoff of Credit Facility: These costs included interest expense and other debt financing expenses, including the make-whole applicable premium and the write-off of debt discount and issuance costs that resulted from the payoff of our former credit facility on July 19, 2018. Since these amounts related to our debt financing structure, we have excluded them since they do not relate to the day-to-day operations or our core business of serving our clients.

Gain (Loss) on Change in Fair Value of Embedded Derivatives and Redeemable Warrants: Our former credit facility included features that were determined to be embedded derivatives requiring bifurcation and accounting as separate financial instruments. Until October 2017, we also had redeemable warrants that were required to be carried at fair market value with changes in fair value resulting in gains and losses in our statements of operations. We have determined to exclude the gains and losses on embedded derivatives and redeemable warrants related to the change in fair value of these instruments given the financial nature of this fair value requirement. We were not able to manage these amounts as part of our business operations nor were the costs core to servicing our clients so we have excluded them.

Other Debt Financing Expenses: Other debt financing expenses included non-cash write-offs (including write-offs due to payoff), accretion, amortization of debt discounts and issuance costs, and collateral monitoring and other fees payable in cash related to our former credit facility. Since these amounts related to our debt financing structure, we have excluded them since they do not relate to the day-to-day operations or our core business of serving our clients.

EBITDA is net income (loss) adjusted to exclude: interest expense, income tax expense, and depreciation and amortization expense.

Adjusted EBITDA is EBITDA adjusted to exclude: litigation costs, net of related recoveries, post-judgment interest on litigation appeal award, stock-based compensation expense, write-off of deferred financing costs, gain (loss) on change in fair value of embedded derivatives and redeemable warrants, and other debt financing expenses, as discussed above.

Investor Relations Contact
Dean Pohl
Rimini Street, Inc.
+1 203 347-4446
dpohl@riministreet.com

Media Relations Contact
Michelle McGlocklin
Rimini Street, Inc.
+1 925 523-8414
mmcglocklin@riministreet.com